KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

Exhibit 14.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Federated Equity Funds:

We consent to the use of our reports dated December 23, 2011, with respect to the financial statements of the Federated Capital Appreciation Fund and Federated Mid Cap Growth Strategies Fund, each a portfolio of the Federated Equity Funds, as of October 31, 2011, incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the prospectus/proxy statement filed in form N-14.

Boston, Massachusetts

June 22, 2012